Exhibit 4(e)

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of April 30, 2004

among

MATERIAL SCIENCES CORPORATION,

as the Company

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent

LASALLE BANK NATIONAL ASSOCIATION,

as Arranger

Table of Contents

SECTION 1 DEFINITIONS.		1
1.1	UCC Definitions	1
1.2	General Definitions	1
1.3	Other Interpretive Provisions	21

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.		22
2.1	Commitments	22
2.2	Loan Procedures.	23
2.3	Letter of Credit Procedures	24
2.4	Commitments Several	27
2.5	Certain Conditions	27

SECTION 3 EVIDENCING OF LOANS.		27
3.1	Notes	27
3.2	Recordkeeping	27

SECTION 4 INTEREST.		27
4.1	Interest Rates	27
4.2	Interest Payment Dates	28
4.3	Setting and Notice of LIBOR Rates	28
4.4	Computation of Interest	28

SECTION 5 FEES.		28
5.1	Non-Use Fee	28
5.2	Letter of Credit Fees	28
5.3	Amendment Fee	29
5.4	Administrative Agent’s Fees	29

SECTION 6 REDUCTION OR TERMINATION OF THE COMMITMENT; PREPAYMENTS.		29
6.1	Reduction or Termination of the Commitment	29
6.2	Prepayments	29
6.3	Manner of Prepayments	30
6.4	Repayments	30

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.		31
7.1	Making of Payments	31
7.2	Application of Certain Payments	31
7.3	Due Date Extension	31
7.4	Setoff	31
7.5	Proration of Payments	31
7.6	Taxes	32

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.		33
8.1	Increased Costs	33
8.2	Basis for Determining Interest Rate Inadequate or Unfair	34

i

8.3	Changes in Law Rendering LIBOR Loans Unlawful	35
8.4	Funding Losses	35
8.5	Right of Lenders to Fund through Other Offices	35
8.6	Discretion of Lenders as to Manner of Funding	35
8.7	Mitigation of Circumstances; Replacement of Lenders	36
8.8	Conclusiveness of Statements; Survival of Provisions	36

SECTION 9 GRANT OF SECURITY INTEREST; COLLATERAL		36
9.1	Grant	36
9.2	Representations and Warranties Regarding Collateral	37
9.3	Covenants Regarding Collateral	38
9.4	Certain Matters Relating to Receivables.	42
9.5	Communications with Obligors; Company Remains Liable.	42
9.6	[Reserved.]	43
9.7	Proceeds to be Turned Over to Administrative Agent	43

SECTION 10 REPRESENTATIONS AND WARRANTIES.		43
10.1	Organization	44
10.2	Authorization; No Conflict	44
10.3	Validity and Binding Nature	44
10.4	Solvency, etc	44
10.5	Compliance with Laws	44
10.6	Litigation and Contingent Liabilities	45
10.7	Intellectual Property	45
10.8	Financial Condition	45
10.9	No Material Adverse Change	45
10.10	Environmental Laws	45
10.11	Permits and Licenses	46
10.12	ERISA	46
10.13	Public Utility Holding Company Act	46
10.14	Insurance	46
10.15	Full Disclosure	47
10.16	No Default	47
10.17	Customer and Trade Relations	47
10.18	Tax Obligations	47
10.19	Employee Controversies	47
10.20	Investment Company Act	48
10.21	Subsidiaries	48
10.22	Regulation U	48
10.23	Capital Securities	48
10.24	Occupational Safety and Health	48
10.25	Swap Obligations	49
10.26	Ownership of Properties; Liens	49

SECTION 11 AFFIRMATIVE COVENANTS.		49
11.1	Reports, Certificates and Other Information	49
11.2	Taxes	52

11.3	Compliance with Laws	52
11.4	Maintenance of Property; Insurance	52
11.5	Books, Records and Inspections	53
11.6	Maintenance of Existence, etc	54
11.7	Ownership	54
11.8	Employee Benefit Plans	54
11.9	Environmental Matters	54
11.10	Further Assurances	54
11.11	Use of Proceeds	55
11.12	Omaha Senior Notes	55
11.13	EMD Opinion	55

SECTION 12 NEGATIVE COVENANTS		55
12.1	Liens	55
12.2	Guaranties	57
12.3	Change in Business	57
12.4	Investments	57
12.5	Indebtedness	59
12.6	Transactions with Affiliates	60
12.7	Mergers, Consolidations, Sales	60
12.8	Liquidations	61
12.9	Suspension of Business	61
12.10	Restricted Payments	61
12.11	ERISA	62
12.12	Inconsistent Agreements	62
12.13	Fiscal Year	62
12.14	Financial Covenants.	62
12.15	Operating Leases	62

SECTION 13 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.		62
13.1	Initial Credit Extension	62
13.2	Conditions	64

SECTION 14 EVENTS OF DEFAULT AND THEIR EFFECT.		65
14.1	Events of Default	65
14.2	Effect of Event of Default	67
14.3	Code and Other Remedies	67
14.4	[Reserved.]	68
14.5	Application of Proceeds	68
14.6	Waiver; Deficiency	68

SECTION 15 THE AGENT.		69
15.1	Appointment and Authorization	69
15.2	Issuing Lender	69
15.3	Delegation of Duties	69
15.4	Exculpation of Administrative Agent	69
15.5	Reliance by Administrative Agent	70

15.6	Notice of Default	70
15.7	Credit Decision	71
15.8	Indemnification	71
15.9	Administrative Agent in Individual Capacity	72
15.10	Successor Administrative Agent	72
15.11	Collateral Matters	72
15.12	Administrative Agent May File Proofs of Claim	73
15.13	Other Agents; Arrangers and Managers	73

SECTION 16 GENERAL.		74
16.1	Waiver; Amendments	74
16.2	Confirmations	74
16.3	Notices	74
16.4	Computations	75
16.5	Costs, Expenses and Taxes	75
16.6	Assignments; Participations.	75
16.7	Register	77
16.8	GOVERNING LAW	77
16.9	Confidentiality	77
16.10	Severability	78
16.11	Nature of Remedies	78
16.12	Entire Agreement	78
16.13	Counterparts	78
16.14	Successors and Assigns	78
16.15	Captions	79
16.16	INDEMNIFICATION BY THE COMPANY	79
16.17	Nonliability of Lenders	80
16.18	FORUM SELECTION AND CONSENT TO JURISDICTION	80
16.19	WAIVER OF JURY TRIAL	81

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.2.3	Grantor Information
SCHEDULE 9.2.4	Collateral Locations
SCHEDULE 9.2.8	Intellectual Property
SCHEDULE 9.3.9	Commercial Tort Claims
SCHEDULE 10.6	Litigation and Contingent Liabilities
SCHEDULE 10.10	Environmental Matters
SCHEDULE 10.12	ERISA
SCHEDULE 10.14	Insurance
SCHEDULE 10.17	Customer and Trade Relations
SCHEDULE 10.19	Labor Matters
SCHEDULE 10.21	Subsidiaries
SCHEDULE 10.23	Capital Securities
SCHEDULE 11.7	Ownership
SCHEDULE 12.1	Existing Liens
SCHEDULE 12.4	Investments
SCHEDULE 12.5	Existing Indebtedness
SCHEDULE 12.11	Pension Plans

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Assignment Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Conversion/Continuation

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of April 30, 2004 (this “Agreement”) is entered into among MATERIAL SCIENCES CORPORATION (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders.

RECITALS:

WHEREAS, the Company, the Lenders and the Administrative Agent entered into that certain Loan and Security Agreement dated as of October 11, 2001 (as heretofore amended, the “Existing Loan Agreement”), pursuant to which the Lenders have made certain letter of credit and revolving facilities available to the Company;

WHEREAS, the Company has requested that the Existing Loan Agreement be amended and restated in order to increase the amount of the revolving credit facility available thereunder and to make certain other amendments thereto; and

WHEREAS, the Company, the Lenders and the Administrative Agent desire to amend and restate the Existing Loan Agreement to effect such amendments;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree to amend the Existing Loan Agreement as follows:

SECTION 1 DEFINITIONS.

1.1 UCC Definitions. Unless otherwise defined herein, the following terms are used herein as defined in the UCC: Accounts, Commercial Tort Claims, Documents, Electronic Chattel Paper, Equipment, Farm Products, Goods, Health Care Insurance Receivables, Instruments, Inventory, Leases, Letter-of-Credit Rights, Payment Intangibles, Supporting Obligations and Tangible Chattel Paper.

1.2 General Definitions. When used herein the following terms shall have the following meanings:

Account Debtor means any Person who is obligated to the Company under an Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 25% (or, with respect to any Lender, 5%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, membership interests, by contract or otherwise.

Agent Fee Letter means the Fee letter dated as of April 30, 2004 between the Company and the Administrative Agent.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Leverage Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than 2.00:1	2.25%	0.25%	0.50%	2.25%
II	Greater than 1.00:1 but less than or equal to 2.00:1	1.75%	0.00%	0.375%	1.75%
III	Less than or equal to 1.00:1	1.50%	0.00%	0.25%	1.50%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant Section 11.1.1 or 11.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 11.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver the such financial statements and Compliance Certificate in accordance with the provisions of Section 11.1.1, 11.1.2 and 11.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level II until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending August 31, 2004.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function and (b) the sale or lease of inventory in the ordinary course of business.

Assignee - see Section 16.6.1.

Assignment Agreement - see Section 16.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Swap Contracts.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin - see the definition of Applicable Margin.

Benefit Plan means an employee pension benefit plan of the Company or any ERISA Affiliate, as defined in Section 3(2) of ERISA which is subject to Title IV of ERISA.

Borrowing Base means an amount equal to the total of (a) 80% of the unpaid amount (net of such reserves and allowances as the Administrative Agent deems necessary in its reasonable discretion) of all Eligible Accounts plus (b) the lesser of (i) 50% of the value of all Eligible Inventory valued at the lower of cost or market (net of such reserves and allowances as the Administrative Agent deems necessary in its reasonable discretion) and (ii) $15,000,000.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

BSA - see Section 11.3.

Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company but excluding (a) expenditures made in connection with Acquisitions and (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) with proceeds from Asset Dispositions).

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Balances means all cash or deposit account balances of the Company and the Guarantors plus any Cash Equivalent investments thereof.

Cash Collateralize means (a) as used in Section 14.1.2, to pledge and deposit with or deliver to the Administrative Agent, the Issuing Lender and the Lenders, as collateral for the Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders), in an amount of at least 100% of the aggregate amount of the outstanding Obligations, and (b) in all other cases, to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc. and (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000).

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

Change of Control means the occurrence, after the date of this Agreement, of any of the following: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing more than 50% of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (b) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of the Company ceasing for any reason to constitute a majority of the Board of Directors unless the Persons replacing such individuals were nominated by the Board of Directors of the Company.

Chattel Paper means all “chattel paper” as such term is defined in Section 9-102(a)(11) of the UCC and, in any event, including with respect to the Company, all Electronic Chattel Paper and Tangible Chattel Paper.

Closing Date - see Section 13.1.

Code means the Internal Revenue Code of 1986.

Collateral means all of the following personal property now owned or at any time hereafter acquired by the Company or in which the Company now has or at any time in the future may acquire any right, title or interest: (a) all of the Company’s Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Intellectual Property, Inventory, Leases, Letter-of-Credit Rights, Supporting Obligations and Identified Claims; (b) all books and records pertaining to any of the foregoing; (c) all Proceeds and products of any of the foregoing; and (d) all collateral security and guaranties given by any Person with respect to any of the foregoing; provided, however, that solid state shear pulverization technology and equipment owned or licensed by the Company shall not constitute Collateral.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Collateral Access Agreement, each control agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding (a) any gains (or losses) from the disposition of MSC Pinole Point Steel Inc., (b) any gain (or loss) in excess of $100,000 from any Asset Disposition and (c) any gain (or loss) from discontinued operations.

Consolidated Net Worth means, on any date, the sum of the total of all assets which are recorded as assets on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP minus (a) all obligations of the Company and its Subsidiaries which are recorded as liabilities on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP and (b) the cumulative effect of foreign currency translation adjustments beginning March 1, 2004.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Copyrights means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, including those listed on Schedule 9.2.8, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.

Copyright Licenses means all written agreements naming the Company as licensor or licensee, including those listed on Schedule 9.2.8, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

Designated Proceeds - see Section 6.2.2(a).

Disposal or Disposed has the meaning specified in RCRA; provided, that in the event RCRA is amended so as to change the meaning of any term defined thereby, such amended meaning shall apply as of the effective date of such amendment.

Dollar and the sign “$” mean lawful money of the United States of America.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period, the Make-Whole Amount, the Middletown Charges and non-cash impairment charges with respect to long-lived assets and goodwill; provided, that such non-cash impairment charges shall not include obsolescence or other reserves applied to Receivables and Inventory.

Eligible Account means an Account owing to the Company or any Guarantor (other than EMD) which meets each of the following requirements:

(a) it arises from the sale or lease of goods or the rendering of services which have been fully performed by the Company or the applicable Guarantor; and if it arises from the sale or lease of goods, (i) such goods are intended to comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) the Company or the applicable Guarantor has possession of, or if requested by the Administrative Agent has delivered to the Administrative Agent, delivery receipts evidencing such delivery;

(b) it (i) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (ii) is not subject to any other assignment, claim or Lien;

(c) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d) there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Administrative Agent;

(f) it is not an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;

(g) it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company or any Guarantor (or by any agent or custodian of the Company or any Guarantor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(h) it arises in the ordinary course of business of the Company or the applicable Guarantor;

(i) if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Company or the applicable Guarantor has assigned its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Administrative Agent) of such assignment has been delivered to the Administrative Agent;

(j) if the Company maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(k) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Administrative Agent or, in the case of electronic chattel paper, shall be in the control of the Administrative Agent, in each case in a manner satisfactory to the Administrative Agent;

(l) such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) 60 days past the due date thereof or (ii) 90 days past the original invoice date thereof, in each case according to the original terms of sale;

(m) the Account Debtor with respect thereto is not the Company or an Affiliate of the Company;

(n) it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (l) of this definition;

(o) if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds 25% of the aggregate amount of all Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible; and

(q) it is otherwise not unacceptable to the Administrative Agent in its reasonable discretion for any other reason.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Administrative Agent or the Required Lenders at any time hereafter determine in its or their reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Company.

Eligible Inventory means Inventory of the Company or any Guarantor (other than EMD) which meets each of the following requirements:

(a) it (i) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (ii) is not subject to any other assignment, claim or Lien;

(b) it is salable and not slow-moving (twelve months or older), obsolete or discontinued;

(c) it is in the possession and control of the Company or any Guarantor and it is stored and held in facilities owned by the Company or any Guarantor or, if such facilities are not so owned, the Administrative Agent is in possession of a Collateral Access Agreement with respect thereto;

(d) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(e) it is not subject to any agreement or license which would restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory;

(f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g) it is not “in transit” to the Company or any Guarantor or held by the Company or any Guarantor on consignment;

(h) it is not “work-in-progress” Inventory;

(i) it is not supply items or packaging;

(j) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k) it does not breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(l) the Administrative Agent shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

EMD means Material Sciences Corporation, Electronic Materials and Devices Group, Inc., a Delaware corporation.

EMD Guaranty means the Guaranty dated as of the date hereof executed and delivered by EMD in favor of the Administrative Agent and the Lenders.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law.

Environmental Laws means any applicable laws, statutes, rules, regulations, orders, consent decrees, permits or licenses of any governmental authority relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety, including, without limitation, such applicable laws, statutes, rules, regulations, orders, consent decrees, permits or licenses relating to (a) solid waste and/or Hazardous Materials treatment, storage, disposal, general and transactions, (b) air, water and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the generation, handling, storage, transportation or Release into the environment of Hazardous Materials, and (e) regulation of underground and above ground storage tanks.

Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and all references to sections thereof shall include such sections and any predecessor and successor provisions thereto.

ERISA Affiliate means each trade or business (whether or not incorporated) which, together with the Company, would be treated as a single employer under Section 4001(a)(14) of ERISA or Code Section 414(b), (c), (m), (n) or (o), as applicable.

Event of Default means any of the events described in Section 14.1.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on February 28 or 29 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2003”) refer to the Fiscal Year ending on February 28 or 29 of such calendar year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of income taxes paid in cash by the Loan Parties and all Unfinanced Capital Expenditures to (b) the sum for such period of (i) cash Interest Expense plus (ii) scheduled payments of principal of Funded Debt (excluding the final principal payment of the Loans due on the Termination Date) for the four consecutive Fiscal Quarters immediately succeeding the Computation Period.

Fixtures means all of the following, whether now owned or hereafter acquired by the Company: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Funded Debt means, as to any Person, all Indebtedness of such Person (including, without limitation, all Obligations, Indebtedness with respect to Capital Leases and Unfunded Pension Liabilities and Indebtedness incurred to finance payment of the Make-Whole Amount) minus Cash Balances; provided, that Funded Debt shall not include Subordinated Debt.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

General Intangibles means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, including with respect to the Company, all Payment

Intangibles, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which the Company is a party or under which the Company has any right, title or interest or to which the Company or any property of the Company is subject, as the same from time to time may be amended, supplemented or otherwise modified, including, without limitation, (a) all rights of the Company to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of the Company to damages arising thereunder and (c) all rights of the Company to perform and to exercise all remedies thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by the Company of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such Payment Intangible, contract, agreement, instrument or indenture.

Group - see Section 2.2.1.

Guaranty and Collateral Agreement means the Consolidated Amended and Restated Guaranty and Security Agreement dated as of the date hereof executed and delivered by the Guarantors (other than EMD) and the Administrative Agent, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.

Guaranty Effective Date means the earlier to occur of (a) June 1, 2004 and (b) the date on which the Omaha Senior Notes are paid in full.

Guarantors mean, collectively, (a) Material Sciences Corporation, Engineered Materials and Solutions Group, Inc. (formerly known as MSC Pre Finish Metals Inc.), an Illinois corporation, (b) MSC Laminates and Composites Inc., a Delaware corporation, (c) MSC Pre Finish Metals (EGV) Inc., a Delaware corporation, (d) MSC Walbridge Coatings Inc., a Delaware corporation, (e) MSC Pre Finish Metals (MV) Inc., a Delaware corporation, (f) MSC Laminates & Composites (EGV) Inc., a Delaware corporation, (g) any domestic Subsidiary acquired or created after the Closing Date and (h) from and after the Guaranty Effective Date, EMD.

Hazardous Materials means any flammable or explosive materials, petroleum (including crude oil and its fractions), radioactive materials, hazardous wastes, toxic substances or related hazardous materials, including without limitation polychlorinated biphenyls, friable asbestos, and any substances defined as, or included in the definition of, toxic or hazardous substances, wastes or materials under any Environmental Laws.

Indebtedness means, with respect to any Person, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade or account payables entered into in the ordinary course of business on normal trade terms, payments under earn-out agreements and wages, benefits, deferred compensation and other accrued benefits) in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, including without limitation non-contingent obligations of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or similar instruments, (b) indebtedness guaranteed in any manner by such Person, including guarantees in the form of an agreement to repurchase or reimburse, (c) obligations under leases which shall have been or should be, in accordance with

GAAP, recorded as Capital Leases, in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (d) any Unfunded Pension Liabilities, (e) any Swap Obligation of such Person, (f) all Suretyship Liabilities of such Person and (g) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination.

Indemnified Liabilities - see Section 16.16.

Identified Claims means the Commercial Tort Claims described on Schedule 9.3.9, as such schedule shall be supplemented from time to time.

Intellectual Property means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

Interest Expense means for any period (a) the sum of (i) consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases but excluding the Make-Whole Amount) and (ii) any payments made by the Company and its Subsidiaries under interest rate Swap Contracts to the extent not included in consolidated interest expense, minus (b) the sum of (i) interest income of the Company and its Subsidiaries for such period and (ii) payments received by the Company and its Subsidiaries under interest rate Swap Contracts.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Company may not select any Interest Period for a Loan which would extend beyond the scheduled Termination Date;

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 16.16.

Letter of Credit - see Section 2.1.2.

Leverage Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Debt less Cash Balances of the Company and its Subsidiaries as of such day to (b) EBITDA for the Computation Period ending on such day.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any mortgage, deed of trust, pledged, fixed or floating charge, lien, security interest or encumbrance or security agreement of any nature whatsoever, whether arising by agreement or by operation of law, including without limitation any conditional sale or title retention arrangement and any assignment, deposit arrangement or lease intended as or having the effect of, security.

Loan Documents means this Agreement, the Notes, the EMD Guaranty, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means the Company and each Subsidiary.

Loan - see Section 2.1.1.

Make-Whole Amount means the Make-Whole Amount to be paid by the Company to the Purchasers pursuant to the Senior Note Agreement in connection with the prepayment of the Senior Notes.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform in any material respects its obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Middletown Charges means all current and future cash and non-cash charges from the closing or idling of MSC Pre Finish Metals (MT) Inc.’s facility in Middletown, Ohio.

Multiemployer Plan means a plan described in Section 4001(a)(3) of ERISA which covers employees of the Company or any ERISA Affiliate.

Net Cash Proceeds means:

(a)	with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition calculated in accordance with GAAP (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)	with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)	with respect to any issuance of Indebtedness, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

Non-U.S. Participant - see Section 7.6(d).

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3(b).

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Permitted Swap Obligations which are owed to any Lender or its Affiliate, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 11.3.

Omaha Senior Notes means, collectively, (a) the Senior Notes held by Mutual of Omaha Insurance Company which had an outstanding principal balance of $3,888,888 on the Closing Date and (b) the Senior Notes held by United of Omaha Life Insurance Company which had an outstanding principal balance of $3,888,888 on the Closing Date.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

Paid In Full means (a) the payment in full in cash and performance of all Obligations, (b) the termination of all Commitments and (c) either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the Cash Collateralization of all Letters of Credit.

Participant - see Section 16.6.2.

Patent Licenses means all agreements, whether written or oral, providing for the grant by or to the Company of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 9.2.8.

Patents means (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 9.2.8, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 9.2.8, and (c) all rights to obtain any reissues or extensions of the foregoing.

PBGC means the Pension Benefit Guaranty Corporation or any successor agency.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Disposition means any one of the following: (a) dispositions of Inventory, or used, worn-out or surplus Equipment, all in the ordinary course of business; (b) the sale of Equipment to the extent such Equipment is exchanged for credit against the purchase price of a similar replacement thereof, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement; (c) during any period that no Obligations are outstanding hereunder, dispositions of property in connection with leases arising from sale/lease-back transactions entered into by the Company relating to real property and fixtures and based upon its business needs, and otherwise during any period that Obligations are outstanding hereunder, such transactions as to which the proceeds thereof are utilized to pay down the Obligations outstanding; (d) transfers of equipment and licenses of patents, technology and know-how associated therewith to joint ventures permitted under this Agreement (other than (i) licenses of patents, technology and know-how in connection with the commercialization of Quiet Steel in Europe and (ii) licenses entered into between EMD and any Person which is not an Affiliate of the Company), provided that the fair market value of such equipment shall not exceed $5,000,000 during the term of this Agreement; (e) dispositions of property by the Company or any Guarantor to the Company or any Guarantor; and (f) other dispositions but in any event not involving the sale or transfer of Accounts; provided, that (i) at the time of any disposition, no Event of Default or Unmatured Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate book value of all assets sold by the Loan Parties, together, shall not exceed in any Fiscal Year $2,000,000.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 12.1.

Permitted Swap Obligation means any Swap Obligation of any Person with respect to which each of the following criteria is satisfied: (a) such Swap Obligation is entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation; (b) the Swap Contract with respect to such Swap Obligation does not (i) contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party or (ii) contain, for any Swap Contract entered into with any counterparty other than a Lender, any provisions creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Section 14.1.1) and (iii) such Swap Contracts do not exceed the Termination Date, provided that forward contracts to not exceed a term of one (1) year.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Proceeds means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC.

Prohibited Transaction means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described under Section 4975(c) of the Code which is not exempt by reason of Sections 4975(c)(2) or (d) of the Code, and which could reasonably be expected to result in any excise tax, fine, penalty or other liability (in an amount of at least $100,000) being imposed on the Company or any Guarantor.

Pro Rata Share means with respect to a Lender’s obligation to make Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (a) prior to the Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment by (ii) the aggregate Commitment of all Lenders and (b) from and after the time the Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.

RCRA means the Resource Conservation and Recovery Act.

Receivable means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Accounts).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Release has the meaning specified in CERCLA including, but not limited to, any actual or threatened past, present or future releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, seeping, injecting, escaping, leaching, dumping or disposing, whether intentional or not; provided, that in the event CERCLA is amended so as to change the meaning of any term defined thereby, such amended meaning shall apply as of the effective date of such amendment.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event described in Section 4043 of ERISA or the regulations thereunder for which the thirty (30) day notice requirement has not been waived.

Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 66 1/2%; provided that Required Lenders shall mean all Lenders at any time when there are two or fewer Lenders.

Revolving Loan Availability means the lesser of (i) the Commitment and (ii) the Borrowing Base.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Loans, plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Securities Act means the Securities Act of 1933, as amended.

Senior Note Agreement means that certain Note Agreement dated as of February 15, 1998 among the Company and the Purchasers party thereto, as heretofore amended.

Senior Notes means the 6.80% Series B Senior Notes due May 30, 2010 which were issued pursuant to the Senior Note Agreement.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means any Indebtedness that is subordinated, in form and substance satisfactory to the Administrative Agent in all respects, to the Obligations.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities that have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

Swap Contract means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, forward exchange contract or strategy, commodity swap, equity or equity index swap, interest rate option, cap, collar or floor transaction, currency swap, cross currency rate swap, currency option or any other similar interest rate or currency hedging transaction (including the option to enter into any of the foregoing) or any combination of the foregoing and, unless the context otherwise requires, any master agreement relating to or governing all or any of the foregoing.

Swap Obligation means, with respect to any Person, any liability of such Person under any Swap Contract. The amount of any Person’s obligation in respect of any Swap Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier to occur of (a) October 11, 2007 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 14.

Trademarks means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 9.2.8, and (b) the right to obtain all renewals thereof.

Trademark Licenses means, collectively, each agreement, whether written or oral, providing for the grant by or to the Company of any right to use any Trademark, including any of the foregoing referred to in Schedule 9.2.8.

type - see Section 2.2.1.

UCC means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of Illinois; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

Unfinanced Capital Expenditures means the sum of all Capital Expenditures of the Company and its Subsidiaries as to which they have not incurred Indebtedness with a third party (other than the Lenders).

Unfunded Pension Liabilities means any unfunded obligation of any Person to any Benefit Plan or Multiempoyer Plan.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.3 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1 Revolving Loan Commitment. Each Lender agrees to make loans on a revolving basis (“Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of its Commitment as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability.

2.1.2 L/C Commitment. Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $10,000,000 and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than ten (10) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2 Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 P.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 12:00 P.M., Chicago time, at least two Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:30 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 13 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $500,000 or a higher integral multiple of $100,000, and each LIBOR borrowing shall be in an aggregate amount of at least $500,000 or a higher integral multiple of $100,000.

2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) into Loans of the other type; or

(B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 or a higher integral multiple of $100,000.

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 P.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 12:00 P.M., Chicago time, at least two Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate amount of Loans to be converted or continued;

(C) the type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications. The Company shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least two Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing

Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 13 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, 13.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations. (a) The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b) The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof; provided that the Company shall not be obligated to reimburse the Issuing Lender for any wrongful payment or disbursement made under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuing Lender or any of its officers, employees or agents. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 12:00 P.M., Chicago time, on the date of such payment or disbursement, (b) a Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5 Certain Conditions. Except as otherwise provided in Section 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3 EVIDENCING OF LOANS.

3.1 Notes. The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Commitment.

3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall (a) record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end and (b) shall issue monthly statements to the Company providing such recorded information. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that the Required Lenders may, at their option by notice to the Company, at any time an Event of Default exists, declare that the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate plus 2%), provided further that such increase may thereafter be rescinded by the

Required Lenders, notwithstanding Section 16.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 14.1.1 as a result of the failure to pay principal or interest on the Loans when due and payable or Section 14.1.7, such increase shall occur automatically.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5 FEES.

5.1 Non-Use Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Commitment. For purposes of calculating usage under this Section, the Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that that the Required Lenders may, at their option by notice to the Company, at any time an Event of Default exists, declare that the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Lender.

5.3 Amendment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender an amendment fee in the amount of $50,000, which fee shall be due and payable (to the extent not paid earlier pursuant to an agreement between the Company and the Administrative Agent) on the date hereof.

5.4 Administrative Agent’s Fees. The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6 REDUCTION OR TERMINATION OF THE COMMITMENT; PREPAYMENTS.

6.1 Reduction or Termination of the Commitment.

6.1.1 Voluntary Reduction or Termination of the Revolving Commitment. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Commitment to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $100,000. Concurrently with any reduction of the Commitment to zero, the Company shall pay all interest on the Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 All Reductions of the Commitment. All reductions of the Commitment shall be made ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 12:00 P.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

6.2.2 Mandatory Prepayments.

(a) The Company shall make a prepayment of the Loans until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i)	Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds in excess of $1,000,000 realized upon all Asset Dispositions in any Fiscal Year of the Company.

(ii)	Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, (y) any issuance by a Subsidiary to the Company or another Subsidiary and (z) any issuance of Capital Securities by EMD if the proceeds of such issuance are retained by EMD for use in its business), in an amount equal to 100% of such Net Cash Proceeds.

(iii)	Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Indebtedness of any Loan Party (other than Indebtedness permitted pursuant to Section 12.5(k)), in an amount equal to 100% of such Net Cash Proceeds.

Notwithstanding the foregoing, neither the occurrence of a Mandatory Prepayment Event nor the prepayment of Designated Proceeds pursuant thereto shall, in and of itself, result in a reduction of the Commitment.

(b) If on any day the Revolving Outstandings exceed the Borrowing Base, the Company shall immediately prepay Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

(c) Subject to Section 8.4, any prepayment of the Obligations by the Company shall be without premium or penalty.

6.3 Manner of Prepayments. Each voluntary partial prepayment shall be in a principal amount of $100,000 or a higher integral multiple of $100,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4 Repayments. The Loans of each Lender shall be paid in full and the Commitment shall terminate on the Termination Date.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under this Section 7.1 shall be made by the Company without setoff, counterclaim or other defense.

7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the collateral shall be applied as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 16.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

(a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder on any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii) The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii)

above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:

(a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding as a Base Rate Loan for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9 GRANT OF SECURITY INTEREST; COLLATERAL

9.1 Grant. The Company hereby grants to the Administrative Agent, for the ratable benefit of the Lenders and (to the extent provided herein) their Affiliates, a continuing security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

9.2 Representations and Warranties Regarding Collateral. The Company hereby represents and warrants to the Administrative Agent and each Lender that:

9.2.1 Title; No Other Liens. Except for Permitted Liens, the Company owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to the Administrative Agent.

9.2.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of the Company and any Persons purporting to purchase any Collateral from the Company and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens for which priority is accorded under applicable law.

9.2.3 Company Information. On the date hereof, Schedule 9.2.3 sets forth (a) the Company’s jurisdiction of organization, (b) the location of the Company’s chief executive office, (c) the Company’s exact legal name as it appears on its organizational documents and (d) the Company’s organizational identification number (to the extent the Company is organized in a jurisdiction which assigns such numbers) and federal employer identification number.

9.2.4 Collateral Locations. On the date hereof, Schedule 9.2.4 sets forth (a) each place of business of the Company (including its chief executive office), (b) all locations where all Inventory and the Equipment owned by the Company are kept, except with respect to Inventory and Equipment with a fair market value of less than $5,000,000 (in the aggregate for the Company and all Guarantors) which may be located at other locations and (c) whether each such Collateral location and place of business (including the Company’s chief executive office) is owned or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 9.2.4.

9.2.5 Certain Property. None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Health Care Insurance Receivables or (c) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction, except for personal vehicles owned by the Company and used by employees of the Company in the ordinary course of business with an aggregate fair market value of less than $5,000,000 (in the aggregate for the Company and all Guarantors).

9.2.6 [Reserved.]

9.2.7 Receivables. (a) No material amount payable to the Company under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

(b) No obligor on any Receivable is a governmental authority.

(c) The amounts represented by the Company to the Lenders from time to time as owing to the Company in respect of the Receivables (to the extent such representations are required by any of the Loan Documents) will at all such times be accurate in all material respects.

9.2.8 Intellectual Property. Schedule 9.2.8 lists all registered Intellectual Property owned by the Company in its own name on the date hereof. Except as set forth in Schedule 9.2.8, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which the Company is the licensor or franchisor.

9.2.9 [Reserved.]

9.3 Covenants Regarding Collateral. Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

9.3.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral in excess of $5,000,000 (in the aggregate for the Company and all Guarantors) shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement. In the event that an Unmatured Event of Default or Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, any Instrument or Chattel Paper not theretofore delivered to the Administrative Agent and at such time being held by the Company shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

9.3.2 Maintenance of Perfected Security Interest; Further Documentation. (a) The Company shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 9.2.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) The Company will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing its assets and property and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Company, the Company will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

9.3.3 Changes in Locations, Name, etc. The Company shall not, except upon 30 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (x) all additional financing statements and other documents reasonably requested by the Administrative Agent as to the validity, perfection and priority of the security interests provided for herein and (y) if applicable, a written supplement to Schedule 9.2.4 showing any additional location at which Inventory or Equipment shall be kept:

(a) permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 9.2.4; provided, that up to $5,000,000 (in the aggregate for the Company and all Guarantors) in fair market value of any such Inventory and Equipment may be kept at other locations;

(b) change its jurisdiction of organization or the location of its chief executive office from that specified on Schedule 9.2.3 or in any subsequent notice delivered pursuant to this Section 9.3.3; or

(c) change its name, identity or corporate structure.

9.3.4 Notices. The Company will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of (a) any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder and (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

9.3.5 [Reserved.]

9.3.6 Receivables. (a) Other than in the ordinary course of business consistent with its past practice and in amounts which are not material to the Company, the Company will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof. Notwithstanding the foregoing, the Company may compromise or settle any Receivable if, after giving effect to such compromise or settlement, the excess of Revolving Loan Availability minus Revolving Outstandings is greater than or equal to $5,000,000.

(b) The Company will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables for the Company and all Guarantors.

9.3.7 Intellectual Property. (a) With respect to each Trademark material to the Company’s business, the Company (either itself or through licensees) will (i) continue to use such Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) The Company (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent material to its business may become forfeited, abandoned or dedicated to the public.

(c) With respect to each Copyright material to the Company’s business, the Company (either itself or through licensees) (i) will employ such Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyright may become invalidated or otherwise impaired.

(d) The Company (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property material to its business to infringe the intellectual property rights of any other Person.

(e) The Company will notify the Administrative Agent and the Lenders promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding, the Company’s ownership of, or the validity of, any material Intellectual Property or the Company’s right to register the same or to own and maintain the same.

(f) Upon the occurrence and during the continuance of an Event of Default, (i) the Company shall update the information on Schedule 9.2.8 and (ii) whenever the Company, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, the Company shall report such filing to the Administrative Agent concurrently with the next delivery of financial statements of the Company pursuant to Section 11.1. Upon the request of the Administrative Agent during the continuance of an Event of Default, the Company shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of the Company relating thereto or represented thereby.

(g) The Company will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all Intellectual Property owned by it and material to its business.

(h) In the event that any Intellectual Property material to the Company’s business is infringed upon or misappropriated or diluted by a third party, the Company shall (i) take such actions as the Company shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, to the extent, in its reasonable judgment, the Company determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

9.3.8 [Reserved.]

9.3.9 Other Matters.

(a) [Reserved.]

(b) The Company authorizes the Administrative Agent to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral as “all assets” of the Company, or words of similar effect, and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, and the Company agrees to furnish any such information to the Administrative Agent promptly upon request. Any such financing statement, continuation statement, or amendment may be signed by the Administrative Agent on behalf of the Company and may be filed at any time in any jurisdiction.

(c) The Company shall, at any time and from time and to time, take such steps as the Administrative Agent may reasonably request for the Administrative Agent (i) to obtain an acknowledgement, in form and substance reasonably satisfactory to the Administrative Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for the Administrative Agent, (ii) to obtain “control” of any letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) otherwise to insure the continued perfection and priority of the Administrative Agent’s security interest in any of the Collateral and of the preservation of its rights therein. If the Company shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $2,000,000, the Company shall promptly notify the Administrative Agent thereof in writing and supplement Schedule 9.3.9, therein providing a reasonable description and summary thereof, and upon delivery thereof to the Administrative Agent, the Company shall be deemed to thereby grant to the Administrative Agent (and the Company hereby grants to the Administrative Agent) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(d) Without limiting the generality of the foregoing, if the Company at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Company shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent “control” under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

9.4 Certain Matters Relating to Receivables.

9.4.1 At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and the Company shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the Company, the Company shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, agings and test verifications of, and trial balances for, the Receivables.

9.4.2 The Administrative Agent hereby authorizes the Company to collect its Receivables, and the Administrative Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by the Company, (a) shall be forthwith (and, in any event, within 2 Business Days) deposited by the Company in the exact form received, duly indorsed by the Company to the Administrative Agent if required, in a collateral account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 14.5, and (b) until so turned over, shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

9.4.3 At any time and from time to time after the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, the Company shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

9.5 Communications with Obligors; Company Remains Liable.

9.5.1 The Administrative Agent in its own name or in the name of others may at any time communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

9.5.2 Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, the Company shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Lenders and that payments in respect thereof shall be made directly to the Administrative Agent.

9.5.3 Anything herein to the contrary notwithstanding, the Company shall remain liable in respect of each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of the Company under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

9.5.4 For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement, the Company hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Company) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by the Company, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

9.6 [Reserved.]

9.7 Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 9.4 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, at the request of the Required Lenders and by notice to the Company, all Proceeds received by the Company consisting of cash, checks and other cash equivalent items shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a collateral account maintained under its sole dominion and control. All Proceeds, while held by the Administrative Agent in any collateral account (or by the Company in trust for the Administrative Agent and the Lenders) established pursuant hereto, shall continue to be held as collateral security for the Obligations and shall not constitute payment thereof until applied as provided in Section 14.5.

SECTION 10 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that:

10.1 Organization. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

10.2 Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

10.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

10.4 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

10.5 Compliance with Laws. Each Loan Party is in compliance with all applicable laws, rules and regulations of any governmental authority, including but not limited to the Securities Act, the Securities Exchange Act of 1934, the Fair Labor Standards Act, Environmental Laws, laws relating to income, unemployment, payroll or social security taxes and employee benefit plans (as defined in Section 3(3) of ERISA) as required by ERISA, except for those laws, rules and regulations the violation of which would not have a Material Adverse Effect.

10.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 10.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any known material contingent liabilities not listed on Schedule 10.6 or permitted by Section 12.5.

10.7 Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks and trade names required to continue to conduct its respective business as presently conducted. To any such Person’s knowledge, no such license or trademark has been declared invalid, been limited by order of any governmental authority or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge, except for those licenses or trademarks which if challenged, limited or rendered invalid, would not have a Material Adverse Effect.

10.8 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at February 28, 2003 and the unaudited consolidated financial statements of the Company and the Subsidiaries as at February 29, 2004, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

10.9 No Material Adverse Change. Since February 29, 2004, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

10.10 Environmental Laws. Except as set forth on Schedule 10.10: (a) each Loan Party and its properties comply in all respects with all applicable Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (b) no Loan Party is subject to any actual or, to such Person’s knowledge, threatened judicial or administrative proceeding, investigation or inquiry into the possibility of material violation of any Environmental Laws; (c) no Loan Party or its properties is the subject of an actual or threatened investigation or inquiry of any governmental authority evaluating whether any material remedial action is needed to respond to a Release of any Hazardous Material or other substance into the environment, and no such Person has knowledge or notice of the presence on or under any property owned or operated by any of them, or of the Release of, any Hazardous Material in violation of applicable Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect; (d) there are no Environmental Claims pending or, to any such Person’s knowledge, threatened against any such Person relating to damage, contribution, cost recovery compensation, loss, or injury resulting from the Release of, or exposure to, any Hazardous Material (which Hazardous Material is stored in or under ay such Person’s property in the ordinary course of its business in accordance with Environmental Laws) which could reasonably be expected to have a Material Adverse Effect; and (e) no Loan Party has filed nor was it required to file, any notice under any law, regulation or rule indicating past or present generation, transportation, treatment, storage or disposal of a Hazardous Material or reporting a Release of a Hazardous Material into the environment, nor has any Loan Party engaged in such activity other than in accordance with Environmental Laws, in each case if such generation, transportation, treatment, storage, disposal, Release or other activity could reasonably be expected to have a Material Adverse Effect.

10.11 Permits and Licenses. Each Loan Party is current and in good standing with respect to all material governmental approvals, permits, certificates, licenses, inspections, consents and franchises (collectively, the “Licenses”) necessary to continue to conduct its business and to own or lease and operate its properties as heretofore conducted, owned, leased or operated.

10.12 ERISA. Except as could not reasonably be expected to result in a loss, liability or cost in excess of $1,000,000: no Loan Party, no ERISA Affiliate of such Person and no Benefit Plan is in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the Code; no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan, nor has any Benefit Plan been the subject of a waiver of the minimum funding standard under Section 412 of the Code; nor has any Benefit Plan experienced an accumulated funding deficiency under Section 412 of the Code; nor has any lien been imposed upon any such Person or any ERISA Affiliate of such Person under Section 412(n) of the Code; nor has any Benefit Plan been amended in such a way that the security requirements of Section 401(a)(29) of the Code apply; no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA, nor has any Benefit Plan been terminated under Section 4041(e) of ERISA; the PBGC has not instituted proceedings to terminated, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; no such Person nor any ERISA Affiliate of such Person would be liable for any amount pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans except as set forth on Schedule 10.12, no such Person nor any ERISA Affiliate of such Person maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to any employee or the employee’s dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and no such Person nor any ERISA Affiliate of such Person has incurred or expects to incur any withdrawal liability to any Multiemployer Plan.

10.13 Public Utility Holding Company Act. No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

10.14 Insurance. Set forth on Schedule 10.14 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

10.15 Full Disclosure. To the best knowledge of the senior executive officers of the Loan Parties after diligent inquiry, all information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

10.16 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Indebtedness hereunder or under any other Loan Document.

10.17 Customer and Trade Relations. Except as disclosed on Schedule 10.17, on the Closing Date there exists no termination, cancellation or limitation of, or any adverse modification or change in, the business relationship between any Loan Party and any material customer or any material group of customers, or with any material supplier, where the termination, cancellation, limitation, modification or change, individually or in the aggregate, could materially and adversely affect the business of the Loan Parties, taken as a whole. There exists no present condition or state of facts or circumstances which could reasonably be expected to materially and adversely affect any Loan Party or prevent such Person from conducting its business with any material customer, material group of customers or material supplier after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

10.18 Tax Obligations. Each Loan Party has filed all federal, material state and material local tax reports and returns required to be filed thereby, and except for extensions duly obtained, have either duly paid all material taxes, duties and charges owed thereby, or made adequate provision for the payment thereof, unless such Person is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above while maintaining adequate reserves to cover the above, and such contest does not have or cause a Material Adverse Effect.

10.19 Employee Controversies. Each Loan Party has withheld all material amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees, and is not liable for any material arrears or wages or any material taxes or penalties for failure to comply with the foregoing. Except as set forth on Schedule 10.19, as of the Closing Date no such Person is a party to any collective bargaining agreement; provided, that the Company shall promptly notify the Lenders if any such Person hereafter becomes a party to any such agreement. Except in cases where the potential liability, cost or expense could not reasonably be expected to exceed $1,000,000, there are no pending, threatened or anticipated (a) employment discrimination or unfair labor practice charges or complaints against or involving such Person before any federal, state or local board, department, commission or agency, (b) material grievances, disputes or controversies with any union or other organization of any such Person’s employees, or (c) pending or threatened strikes, slowdowns, work stoppages or lockouts. As of the date hereof, there are no asserted pending demands for collective bargaining by any union or organization or efforts to organize any of the employees of any such Person; provided, that the Company shall promptly notify the Lenders if such demands or efforts hereinafter occur.

10.20 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

10.21 Subsidiaries. As of the Closing Date, neither the Company nor any Guarantor has any Subsidiaries other than those specifically disclosed on Schedule 10.21 hereto, and neither the Company nor any Guarantor has equity investments in any other Person other than those specifically disclosed on Schedule 10.21 hereto

10.22 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

10.23 Capital Securities. The authorized Capital Securities of the Company and each Guarantor is set forth on Schedule 10.23 hereto. As of the Closing Date: (a) except as set forth on Schedule 10.23, the Company has no shares of common stock held as treasury shares; (b) all outstanding shares of Capital Securities of the Company and each Guarantor have been duly authorized and validly issued and are fully paid and non-assessable; (c) all of the outstanding Capital Securities of the Company and each Guarantor were issued in compliance with all applicable federal and state securities laws; and (d) none of the outstanding securities of the Company or any Guarantor have been issued in violation of any preemptive rights, rights of first refusal or similar rights. As of the Closing Date, there are no outstanding obligations, contingent or otherwise, of the Company or any Guarantor to purchase, redeem or otherwise acquire any Capital Securities of such Person.

10.24 Occupational Safety and Health. Except as could not reasonably be expected to result in a loss, liability or cost in excess of $1,000,000, no Loan Party has nor, to the Company’s knowledge, has any Affiliate of such Person received any notice, citation, claim, assessment or proposed assessment as to or alleging any material violation by any such Person or any such Affiliate from any division of any Federal or state occupational safety and health administrations or agencies and no such violation presently exists. As of the Closing Date, no Loan Party nor, to the best knowledge of any Loan Party, any Affiliate thereof is a party to any pending dispute involving $1,000,000 or more with respect to such Person’s or any such Affiliate’s compliance with any Federal or state occupational safety and health laws.

10.25 Swap Obligations. No Loan Party has any outstanding obligations under any Swap Contracts other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters.

10.26 Ownership of Properties; Liens. Each Loan Party has ownership of or sufficient rights to use all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except for Permitted Liens.

SECTION 11 AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender:

11.1.1 Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by (i) independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent or (ii) any “big 4” accounting firm, together with a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Company.

11.1.2 Interim Reports. (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Senior Officer of the Company that such statements fairly present the financial condition of the Company and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes; and (b) promptly when available and in any event within 30 days after the end of each fiscal month, consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, together with consolidated statements of earnings for such month, certified by a Senior Officer of the Company that such statements fairly present the financial condition of the Company and its Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes.

11.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 11.1.1 and each set of quarterly statements pursuant to Section 11.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 12.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations.

11.1.4 SEC Reports. Within ten (10) Business Days of the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC, copies of all registration statements of such Persons filed with the SEC (other than Form S-8) and copies of all proxy statements or communications made to the security holders generally.

11.1.5 Forms 10-K and 10-Q. Promptly upon the filing or sending thereof and in any event within (a) 120 days after the end of each Fiscal year, a copy of the Company’s 10-K and (b) 45 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of each Fiscal Year), a copy of the Company’s 10-Q, in each case as filed with the SEC.

11.1.6 Notice of Default and Other Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default or an Unmatured Event of Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which (i) involves money or property or seeks damages in excess of $1,000,000, or (ii) could reasonably be expected to have a Material Adverse Effect;

(c) any cancellation or material change in any insurance maintained by any Loan Party; or

(d) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which has or could reasonably be expected to have, a Material Adverse Effect.

11.1.7 ERISA Reportable Events.

(a) As soon as possible, but in no event later then thirty (30) days after the Company knows or has reason to know that any material Reportable Event with respect to any Benefit Plan of any Loan Party has occurred, a statement of the chief financial officer of such Person setting forth the details concerning such Reportable Event and the action with the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC, if a copy of such notice is available to the Company.

(b) Promptly after the filing thereof with the United States Internal Revenue Service or the PBGC, copies of each annual report with respect to each Benefit Plan.

(c) Promptly after receipt thereof, a copy of any notice of any potential material liability, adverse determination letter, ruling or opinion received from the PBGC or the Internal Revenue Service with respect to any Benefit Plan.

(d) When the same is made available to participants in a Benefit Plan, all notices of a significant reduction in the rate of benefit accrual or plan termination to the participants by the administrator of such Benefit Plan.

(e) Promptly after receipt thereof, any notice from any Multiemployer Plan to which the Company or any ERISA Affiliate of any Loan Party contributes which quantifies any actual or potential withdrawal liability which will or may be imposed upon the withdrawal of the Company or any ERISA Affiliate of any Loan Party from such Multiemployer Plan.

11.1.8 Borrowing Base Certificates. Within 30 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of the Company on behalf of the Company (provided that (a) the Company may deliver a Borrowing Base Certificate more frequently if it chooses and (b) at any time an Event of Default exists, the Administrative Agent may require the Company to deliver Borrowing Base Certificates more frequently).

11.1.9 Collateral Reports. Within 30 days after the end of each month, a report, in form and substance acceptable to the Administrative Agent, dated as of the end of such month and executed by a Senior Officer of the Company including: (a) an aged trial balance of the Loan Parties’ Accounts; (b) a trial balance of the Loan Parties’ accounts payable prepared in a manner reasonably acceptable to the Administrative Agent and showing the name of each party to whom a payable is due and when the amounts due to such party are to be paid; (c) a summary of Inventory by location and type with a supporting perpetual Inventory report; and (d) a reconciliation of the Loan Parties’ Accounts and Inventory between the amount shown on the Company’s books.

11.1.10 Management Reports. Promptly upon receipt thereof and in any event within thirty (30) days after receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

11.1.11 Projections. As soon as practicable after approval by the Company’s board of directors, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

11.1.12 Other Information. Promptly from time to time, such other information concerning the business, properties, condition or operations (financial or otherwise) of the Loan Parties as any Lender or the Administrative Agent may reasonably request.

11.2 Taxes. Pay before delinquency all material assessments and taxes, whether real, person or otherwise, due or payable by, or imposed, levied or assessed against, the Company or any of its property or the property of any other Loan Party, except those assessments and taxes the validity of which is being contested in good faith and by appropriate proceedings, do not impair the priority of the Administrative Agent’s Liens on the Collateral and as to which the Company shall have caused the set aside of adequate reserves (as determined in accordance with GAAP). The Company will, and will cause each other Loan Party to, make timely payment or deposit of all material FICA payments and withholding taxes required of them by applicable laws, and will, upon request, furnish the Administrative Agent with proof satisfactory that such payments or deposits have been made.

11.3 Compliance with Laws. (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders and (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

11.4 Maintenance of Property; Insurance. (a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 10.14 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Company shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as loss payee with respect to each policy of property or casualty insurance and naming the Administrative Agent and each Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.

(c) UNLESS THE COMPANY PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE COMPANY’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

11.5 Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by the Administrative Agent shall be at the Company’s expense; provided, that so long as no Event of Default exists, the Company shall not be required to reimburse the Administrative Agent for inspections or audits more frequently than once each Fiscal Year.

11.6 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 12.7) cause each Guarantor to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

11.7 Ownership. Except as provided on Schedule 11.7, own, beneficially and of record, one hundred percent (100%) of the issued and outstanding Capital Securities of each Guarantor listed on Schedule 11.7 and as to all other Guarantors (other than EMD) have majority ownership.

11.8 Employee Benefit Plans. Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

11.9 Environmental Matters. If any Release or Disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as necessary to comply, in all material respects, with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply in all material respects with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the Release or threatened Release of a Hazardous Material. To the extent that the transportation of “hazardous waste,” as defined by RCRA, is permitted by this Agreement, the Company shall, and shall cause each Loan Party to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

11.10 Further Assurances. Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the Collateral of the Company and each Guarantor other than EMD (including, upon the acquisition or creation thereof, any domestic Subsidiary acquired or created after the Closing Date) and guaranteed by each Guarantor (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including the execution and delivery of guaranties, security agreements, financing statements and other documents, and the filing or recording of any of the foregoing.

11.11 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely for working capital purposes, for repayment of the Senior Notes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

11.12 Omaha Senior Notes. Cause the Omaha Senior Notes to be paid in full and the Senior Note Agreement and all other agreements and instruments governing the Senior Notes to be terminated on or before June 1, 2004 and deliver to the Administrative Agent on or before the applicable termination date evidence reasonably satisfactory to the Administrative Agent regarding repayment in full of the Omaha Senior Notes.

11.13 EMD Opinion. Deliver to the Administrative Agent on or before the Guaranty Effective Date an opinion of counsel to EMD, which opinion shall be in form and substance satisfactory to the Administrative Agent.

SECTION 12 NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

12.1 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens described on Schedule 12.1 as of the Closing Date;

(b) Liens arising under the Loan Documents;

(c) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith or by the appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security legislation;

(f) Liens on property of any Loan Party securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) contingent obligations on surety or appeal bonds, (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business; provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) to the extent not covered by insurance, Liens consisting of judgment or judicial attachment Liens, for sums not exceeding $1,000,000 in the aggregate at any time outstanding; provided, that such Liens have been in existence less than thirty (30) days and the enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(h) Liens on assets which are the subject to an Acquisition permitted under Section 12.7 or Liens on assets of Persons which become Subsidiaries after the Closing Date; provided, that (i) such Liens existed at the time of such Acquisition or at the time the respective Persons became Subsidiaries, were not created in anticipation thereof and attach only to property or assets so acquired or of such Subsidiary, as the case may be, and (ii) if such Acquisition had occurred or such Person had become a Subsidiary, as the case may be, on the last day of the most recent Fiscal Quarter or Fiscal Year for which the Administrative Agent has received financial statements pursuant to Sections 11.1.1 or 11.1.2 above, as the case may be, no Event of Default or Unmatured Event of Default would have occurred or resulted therefrom;

(i) Liens that constitute purchase money security interests on any property acquired or held by any Loan Party in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that (i) any such Lien attaches to such property concurrently with or within ninety (90) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $5,000,000;

(j) Liens arising in connection with Capital Leases (and attaching only to the property being leased); provided, that such Capital Leases permitted under Section 12.5(f);

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System or of any successor governmental authority thereof, and (ii) such deposit account is not intended by any Loan Party to provide collateral to the depository institution;

(l) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only; provided that (i) the counterparty to any Swap Contract relating to such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Loan Party thereto on a mark-to-market basis and (ii) the aggregate value of all collateral pledged by the Loan Parties pursuant to this Section 12.1(l) does not at any time exceed $1,000,000;

(m) Liens consisting of leases or subleases granted to third Persons not interfering in any material respect with the business of the Loan Parties or any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(n) with respect to real property, (i) those liens, encumbrances and other matters affecting title to any property listed in any applicable title insurance policies in respect thereof but not securing any obligation for borrowed money, (ii) easements, encroachments, covenants, rights of way, restrictions, minor defects, irregularities and encumbrances on title and other similar charges and encumbrances that do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Loan Parties, and (iii) municipal and zoning ordinances that are not violated by the existing improvements and the present and proposed uses by the Loan Parties;

(o) “netting rights” and setoff rights of counterparties under Swap Contracts or similar hedging agreements;

(p) Liens of banks arising under Article 4 of the Code on items of collection and accompanying documents and proceeds;

(q) Liens on assets owned by foreign Subsidiaries; and

(r) other Liens securing Indebtedness not exceeding $1,000,000 in the aggregate at any time outstanding, so long as such Liens do not attach to any Accounts or Inventory.

12.2 Guaranties. Except in the ordinary course of business and subject to the provisions of Section 12.4 hereof, guaranty or otherwise become or allow any other Loan Party to guaranty or become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payments for deposit to the general account of the Company or any other Loan Party or which are transmitted or turned over to the Administrative Agent; provided, that the Company and any Guarantor may guarantee such obligations on behalf of the Company (in the case of a Guarantor) or any other Guarantor.

12.3 Change in Business. Not, and not permit any Guarantor to, enter into any business not related to the Loan Parties’ present businesses or make any change in such Person’s financial structure or in any of its business objectives, purposes or operations, in each case which could reasonably be expected to materially and adversely affect (a) the ability of such Person to repay the Obligations, (b) the value of the Collateral or (c) the rights and remedies of the Administrative Agent and the Lenders hereunder.

12.4 Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a) any Acquisition or Investment in a joint venture or partnership by the Company or any domestic Wholly-Owned Subsidiary where:

(i) the business or division acquired or invested in is for use, or the Person acquired or invested in is engaged, in the businesses engaged in by the Loan Parties on the Closing Date;

(ii) immediately before and after giving effect to such Acquisition or Investment, no Event of Default or Unmatured Event of Default shall exist;

(iii) the aggregate consideration to be paid by the Loan Parties (including any Indebtedness assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with all Acquisitions and Investments in joint ventures and partnerships is no greater than $5,000,000;

(iv) immediately after giving effect to such Acquisition or Investment, (1) the Company is in pro forma compliance with all of the financial ratios and restrictions set forth in Section 12.14 and (2) the Leverage Ratio, determined on a pro rata basis as of the last day of the Fiscal Quarter immediately preceding such Acquisition or Investment as if such Acquisition or Investment had occurred on the first day of such Fiscal Quarter, is less than or equal to 2.50:1.00

(v) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition;

(vi) reasonably prior to such Acquisition or Investment, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition or Investment together (in the case of an Acquisition) with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(vii) in the case of any such Acquisition: (x) not less than ten Business Days prior to any such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA relating thereto; (y) the Administrative Agent and Required Lenders shall have approved the Company’s computation of pro forma EBITDA in connection with any such Acquisition; and (z) consents have been obtained in favor of the Administrative Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents and opinions of counsel for the Loan Parties and (if delivered to the Loan Party) the selling party in favor of the Administrative Agent and the Lenders have been delivered; and

(viii) the provisions of Section 11.10 have been satisfied.

(b) contributions by the Company to the capital of any of its Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries;

(c) Investments constituting Indebtedness permitted by Section 12.5.

(d) extensions of credit to Account Debtors with respect to Accounts arising from the sale or lease of goods or services in the ordinary course of business;

(e) Cash Equivalent Investments;

(f) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than a Lender shall not at any time exceed $100,000;

(g) short term loans to officers and employees of the Loan Parties not to exceed $750,000 in the aggregate at any time outstanding, and travel and other advances to employees in the ordinary course of business;

(h) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(i) Investments listed on Schedule 12.4 as of the Closing Date;

(j) Capital Expenditures; and

(k) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts related to Permitted Swap Obligations;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists; provided, further, that at such time as any Obligations (other than undrawn Letters of Credit) are outstanding hereunder, the aggregate amount of all advances or loans to any Subsidiary of the Company which is not a Guarantor shall not exceed $5,000,000.

12.5 Indebtedness. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Indebtedness described on Schedule 12.5;

(c) Indebtedness arising or accruing in the ordinary course of business which does not give rise to a Lien other than a Permitted Lien;

(d) Permitted Swap Obligations;

(e) the Senior Notes (so long as (i) all Senior Notes other than the Omaha Senior Notes are repaid on the Closing Date with the proceeds of the initial Loans hereunder and (ii) the Omaha Senior Notes are repaid on or before June 1, 2004);

(f) Indebtedness incurred in connection with Capital Leases; provided that the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $5,000,000;

(g) Indebtedness secured by Liens permitted by Section 12.1(h); provided, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $5,000,000;

(h) guaranties permitted under Section 12.2;

(i) renewals, extensions, refinancings and refundings of Indebtedness permitted by clauses (a), (b), (f), (g) and (h) of this Section 12.5; provided, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to such Loan Party, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

(j) Indebtedness of any Guarantor to the Company or Indebtedness of the Company or any Subsidiary to any Guarantor; provided, that the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent; and

(k) Indebtedness of MSC Pre Finish Metals (MT) Inc. to the Company aggregating not more than $23,000,000 at any one time outstanding.

(l) Indebtedness not otherwise permitted hereunder aggregating not more than $1,000,000 at any one time outstanding.

12.6 Transactions with Affiliates. Except for transactions between the Company and any Guarantor or between any Guarantor and any other Guarantor, not enter or allow any other Loan Party to enter into any transaction, directly or indirectly, with an Affiliate, or provide services or sell goods to, or for the benefit of, or pay or otherwise distribute monies, goods or other valuable consideration to, an Affiliate, except upon fair and reasonable terms no less favorable than terms in a reasonable arm’s length transaction with an unaffiliated Person and except for intercompany Indebtedness permitted by Section 12.5.

12.7 Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (x) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of any other Person, (y) sell, transfer, convey or lease its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for Permitted Dispositions, or (z) sell or assign with or without recourse any receivables, except for:

(a) any merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into the Company or into any Guarantor;

(b) any purchase or other acquisition by the Company or any Guarantor of the assets or Capital Securities of any Subsidiary;

(c) any Acquisition or Investment in a joint venture or partnership permitted by Section 12.4;

(d) the Disposition of (i) the coil coating line owned by MSC Pre Finish Metals (EGV) Inc. and commonly known as “Production Line 3,” (ii) the facility owned by MSC Pre Finish Metals (EGV) Inc. which is located at 2111 Pratt, Elk Grove Village, Illinois and commonly known as “Plant #1,” (iii) solid state shear pulverization technology and equipment owned or licensed by the Company, (iv) all or substantially all of the assets of EMD or the Capital Securities of EMD; and

(e) Dispositions not otherwise permitted hereunder aggregating not more than $5,000,000 in the aggregate.

12.8 Liquidations. Not undertake or allow any material Loan Party to undertake a plan of liquidation or dissolution.

12.9 Suspension of Business. Not suspend or terminate or allow any Guarantor to suspend or terminate the transaction of its business.

12.10 Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, or (c) set aside funds for the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Guarantor, (ii) the Company may purchase or redeem Capital Stock from its employees in connection with customary employee stock repurchase programs, (iii) the Company may purchase or redeem any shares of its Capital Securities (x) for an aggregate consideration not to exceed $10,000,000 in cash if the Pro Forma Leverage Ratio is less than or equal to 2:00:1.00, (y) for an aggregate consideration not to exceed $20,000,000 in cash if the Pro Forma Leverage Ratio is less than or equal to 1.00:1.00 and (z) for an aggregate consideration in excess of $20,000,000 in cash if, after giving effect to such purchase or redemption, there are no Revolving Outstandings; provided, that after giving effect to each such purchase or redemption no Event of Default or Unmatured Event of Default has occurred and is continuing and (iv) the Company may make cash distributions to holders of its Capital Securities in an aggregate amount not to exceed $5,000,000; provided, that (A) after giving effect to each distribution no Event of Default or Unmatured Event of Default has occurred and is continuing, and (B) the Pro Forma Leverage Ratio is less than or equal to 2.00:1.00. As used in this Section 12.10, “Pro Forma Leverage Ratio” shall mean the Leverage Ratio, determined on a pro rata basis as of the last day of the Fiscal Quarter immediately preceding the applicable purchase, redemption or distribution as if such purchase, redemption or distribution had occurred on the first day of such Fiscal Quarter.

12.11 ERISA. Not adopt or agree, or allow any Loan Party to adopt or agree, to contribute to any Pension Plan that is intended to be tax-qualified under Section 401(a) of the Code, except for those Plans currently in effect on the date hereof and listed on Schedule 12.11.

12.12 Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Indebtedness owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder) (B) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness, Capital Leases and other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (C) customary provisions in leases and other contracts restricting the assignment thereof.

12.13 Fiscal Year. Not change its Fiscal Year.

12.14 Financial Covenants.

12.14.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.25:1.00.

12.14.2 Leverage Ratio. Not permit the Leverage Ratio for any Computation Period to be more than 3.00:1.00.

12.14.3 Net Worth. Not permit Consolidated Net Worth (measured as of each Computation Period) to be less than (a) $80,000,000 plus (b) fifty percent (50%) of the Company’s positive Consolidated Net Income for each Fiscal Quarter ending on and after May 31, 2004.

12.15 Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or schedule to be made) by the Loan Parties (on a consolidated basis) to exceed $4,000,000 in any Fiscal Year.

SECTION 13 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

13.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 13.2, subject to the conditions precedent that (a) the Senior Notes (other than the Omaha Senior Notes) have been (or concurrently with the initial borrowing will be) paid in full and (b) the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

13.1.1 Notes. A Note for each Lender.

13.1.2 Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

13.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 13.

13.1.4 Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

13.1.5 EMD Guaranty. A counterpart of the EMD Guaranty executed by EMD.

13.1.6 Opinions of Counsel. Opinions of counsel for each Loan Party other than EMD.

13.1.7 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 11.4(b), together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

13.1.8 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

13.1.9 Solvency Certificate. A Solvency Certificate executed by a Senior Officer of the Company.

13.1.10 Search Results. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors.

13.1.11 Payoff Letter. A copy of the payoff letter regarding repayment in of the Senior Notes other than the Omaha Senior Notes.

13.1.12 Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including UCC financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 12.1), in proper form for filing, registration or recording.

13.1.13 Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

13.1.14 Closing Certificate. A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 13.2.1 as of the Closing Date.

13.1.15 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

13.2 Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

13.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

13.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 13.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 13.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION	14 EVENTS OF DEFAULT AND THEIR EFFECT.

14.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

14.1.1 Non-Payment of the Loans, etc. Failure by the Company or any Guarantor to pay when due and payable, all or any portion of the Obligations owing to the Administrative Agent or the Lenders (whether of principal, interest, taxes, reimbursement of out-of-pocket fees and costs) which is not cured within five (5) days of when due and payable.

14.1.2 Non-Compliance with Loan Documents.

(a) Failure by the Company to comply with or perform any covenant set forth in Sections 11.1, 11.2, 11.3, 11.4, 11.6, 11.12, 12.1, 12.3, 12.4, 12.5, 12.7, 12.10 or 12.14; provided, however, that such failure with respect to any of the covenants set forth in Section 12.14 shall not constitute an Event of Default in the event that the Company, at the Company’s option and within fifteen (15) days of the initial occurrence of the failure, fully Cash Collateralizes the full amount of the Obligations then in existence and the Company continually Cash Collateralizes such full amount as said amount increases at any time(s) thereafter; provided, however, that failure by the Company to so Cash Collateralize within such fifteen (15) day period shall constitute an immediate Event of Default.

(b) Failure by the Company or any party to the Loan Documents to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 14) and continuance of such failure described in this clause (b) for thirty (30) days.

14.1.3 Breach of Representation. Any representation or warranty now or hereafter made by any Loan Party or affiliates hereunder or any other Loan Document is untrue or incorrect in any material respect on the date as of which the facts therein set forth are stated or certified or fails to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances in which it was made, or any schedule, certificate, statement, report, financial data, notice or writing furnished to the Administrative Agent at any time by the Company or by a party or signatory to the Loan Documents is untrue or incorrect in any material respect on the date as of which the facts therein set forth are stated or certified or fails to state a material fact needed to make the foregoing not misleading in light of the circumstances in which the foregoing was furnished.

14.1.4 Other Material Obligations. Subject to applicable grace periods or notice requirements under the following, default in the payment when due, or in the performance or observance of any obligation of, or condition agreed to by, any Loan Party with respect to any of the following: (a) any Indebtedness in excess of $5,000,000; (b) any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such default, could reasonably be expected to have a Material Adverse Effect; or (c) any other material agreement, document or instrument, whether for borrowed money or otherwise, the effect of which default shall be to cause any obligations thereunder to become due prior to its stated maturity or to otherwise be accelerated.

14.1.5 Pension Plans. (a) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company or any other Loan Party could reasonably be expected to be required to make a contribution to such Pension Plan, or could reasonably be expected to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; (b) a contribution failure in excess of $1,000,000 occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan resulting in a liability, loss or cost in excess of $1,000,000.

14.1.6 Judgments. Any judgment or order requiring payment of monies in excess of $1,000,000 which is not covered by insurance shall be rendered against the Company or any Loan Party, and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution thereof or posting of a bond pending appeal.

14.1.7 Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

14.1.8 State Action. The institution or commencement of any proceeding by any state or office thereof, including the States of Illinois and Delaware, the Secretary of State of Illinois and the State of Delaware, or the Secretary of State of or any commission or other instrumentality of the State of Illinois or Delaware, seeking a forfeiture of the Company’s or any Guarantor’s articles or certificate of incorporation, and the failure of such Person to vacate any order entered in such proceeding within thirty (30) days.

14.1.9 Tax Liens. The filing or recording of a notice of lien or assessment other than a Permitted Lien with respect to all or a substantial part of the Collateral owned by the Loan Parties by the United States or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency; or any taxes or debts owing at any time or times hereafter to any one or more of the foregoing become a lien other than a Permitted Lien, upon all or a substantial part of the Collateral owned by such Person unless such notice or lien is removed within thirty (30) days after the filing or recording of such notice or becoming such lien.

14.1.10 Insurance. Any insurer of any policy of insurance respecting a material portion of the assets of the Company or any Guarantor issues any notice of cancellation of such a policy, or any such policy is allowed to lapse, and in either case, is not replaced by a substitute policy having an effective date prior to or contemporaneous with such cancellation or lapse.

14.1.11 Change of Control. A Change of Control shall occur.

14.1.12 Guarantor Documents. Any Guarantor fails to perform or observe any term, covenant or agreement in the Guaranty and Collateral Agreement; or the Guaranty and Collateral Agreement is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.

14.1.13 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

14.2 Effect of Event of Default. If any Event of Default described in Section 14.1.7 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

14.3 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby waived and released. The Company further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Company’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 14.3, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including Attorney Costs to the payment in whole or in part of the Secured Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, need the Administrative Agent account for the surplus, if any, to the Company. To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

14.4 [Reserved.]

14.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Obligations in such order as the Administrative Agent shall determine in its discretion. Any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by the Administrative Agent to the Company or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Obligations shall have been Paid in Full shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.

14.6 Waiver; Deficiency. The Company waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations in full and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 15 THE AGENT.

15.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 15.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

15.2 Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 15 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 15, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

15.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

15.4 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

15.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 13, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

15.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 14; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

15.7 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

15.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

15.9 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

15.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 15 and Sections 16.5 and 16.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

15.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent hereunder or under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 16.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by Section 12.1(h) or (i) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Indebtedness secured by any such Lien is permitted by Section 12.1(h) or (i)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 15.11. The provisions of Sections 7.1 and 7.2 of the Guaranty and Collateral Agreement are incorporated herein by reference (with the Company as “Grantor”) as if fully set forth herein.

15.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 16.5 and 16.16) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 16.5 and 16.16.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

15.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 16 GENERAL.

16.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any party from its obligations under the Guaranty and Collateral Agreement or all or any substantial part of the collateral granted hereunder or under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 16.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 15 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

16.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

16.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

16.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 12 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

16.5 Costs, Expenses and Taxes. The Company agrees to pay within fifteen (15) Business Days after demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender during the continuance of an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 11.5. All Obligations provided for in this Section 16.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

16.6 Assignments; Participations.

16.6.1 Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lender and, so long as no Event of Default exists, the Company (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment

Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 16.6.1 shall be treated as the sale of a participation under Section 16.6.2. The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 16.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

16.7 Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

16.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

16.9 Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 16.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

16.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

16.11 Nature of Remedies. All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

16.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

16.14 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

16.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

16.16 INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 16.16 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

16.17 Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders

16.18 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.19 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

MATERIAL SCIENCES CORPORATION

By:	/s/ James J. Waclawik, Sr.
James J. Waclawik, Sr.
Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender and as a Lender

By:	/s/ June M. Courtney
June M. Courtney
Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Fredric W. McClendon
Title:	Vice President

[TO AMENDED AND RESTATED LOAN

AND SECURITY AGREEMENT]

S-1

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Commitment Amount	Pro Rata Share
LaSalle Bank National Association	$20,000,000	66.666666667%
The Northern Trust Company	$10,000,000	33.333333333%
TOTALS	$30,000,000	100%

ANNEX B

ADDRESSES FOR NOTICES

MATERIAL SCIENCES CORPORATION

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

Attention: Chief Financial Officer

Telephone: (847) 718-8243

Facsimile: (847) 718-8643

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing, Conversion, Continuation and Letter of Credit Issuance

135 South LaSalle Street

Chicago, Illinois 60603

Attention:

Telephone: (312)

Facsimile: (312)

All Other Notices

135 South LaSalle Street

Chicago, Illinois 60603

Attention: June M. Courtney

Telephone: (312) 904-8948

Facsimile: (312) 904-4483

THE NORTHERN TRUST COMPANY, as a Lender

50 South LaSalle Street

Chicago, Illinois 60675

Attention: Frederic McClendon

Telephone: (312) 557-1893

Facsimile: (312) 444-7028

EXHIBIT A

FORM OF NOTE

            ,

$	Chicago, Illinois

The undersigned, for value received, promises to pay to the order of                      (the “Lender”) at the principal office of LaSalle Bank National Association (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Loan Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Loan Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Loan Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Loan and Security Agreement, dated as of April 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; terms not otherwise defined herein are used herein as defined in the Loan Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Loan Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

[This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain [Note] dated as of October 11, 2001 in the maximum principal amount of                      and 00/100 Dollars ($            .00), executed by the Company and made payable to the order of the Lender (the “Prior Note”). The indebtedness evidenced by the Prior Note is continuing indebtedness evidenced hereby and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.]

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

MATERIAL SCIENCES CORPORATION

By:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Loan and Security Agreement dated as of April 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Material Sciences Corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

I.	Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at , (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.	Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Loan Agreement:

A.	Section 12.14.1 - Minimum Fixed Charge Coverage Ratio

1.	Net income (or loss)	$

2.	Minus: Gains from the disposition of Pinole	$

	Gains from discontinued operations	$

	Plus: Losses from the disposition of Pinole	$

	Losses from discontinued operations	$

3.	Sum of (1) and (2) (Consolidated Net Income)	$

4.	Plus: Interest expense (net)	$

	Income tax expense	$

	Depreciation and amortization	$

	Make-Whole Amount	$

	Middletown Charges	$

	Non-Cash Impairment Charges	$

5.	Sum of (3) and (4) (EBITDA)	$

6.	Income taxes paid	$

7.	Unfinanced Capital Expenditures	$

8.	Sum of (6) and (7)	$

9.	(4) minus (8)	$

10.	Interest Expense	$

11.	Required payments of principal of Funded Debt	$

12.	Sum of (10) and (11)	$

13.	Ratio of (9) to (12)		to 1
14.	Minimum Required		1.25 to 1

B.	Section 12.14.2 - Maximum Leverage Ratio

1.	Funded Debt	$

2.	EBITDA (from Item A(3) above)	$

3.	Ratio of (1) to (2)		to 1
4.	Maximum allowed		3.00 to 1

C.	Section 12.14.3 - Minimum Net Worth

1.	Assets	$

2.	Liabilities	$

3.	Foreign Currency Adjustments after March 1, 2004	$

4.	Sum of (2) and (3)	$

5.	(1) minus (4) (Consolidated Net Worth)	$

6.	Positive Consolidated Net Income Since 5/31/04	$

7.	50% of (6)	$

8.	$80,000,000 + (7) (Minimum Allowed)	$

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on             ,     .

MATERIAL SCIENCES CORPORATION

By:
Title:

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Loan and Security Agreement dated as of April 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Material Sciences Corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Loan Agreement.

The Company hereby certifies and warrants to the Administrative Agent and the Lenders that at the close of business on                     ,          (the “Calculation Date”), the Borrowing Base was $                    , computed as set forth on the schedule attached hereto.

The Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                     ,             .

MATERIAL SCIENCES CORPORATION

By:
Title:

SCHEDULE TO BORROWING BASE CERTIFICATE

Dated as of [                                    ]

[form of schedule to be agreed upon by the Company and the Administrative Agent]

EXHIBIT D

FORM OF ASSIGNMENT AGREEMENT

Date:

To:	Material Sciences Corporation

and

LaSalle Bank National Association, as Administrative Agent

Re:	Assignment under the Loan Agreement referred to below

Gentlemen and Ladies:

Please refer to Section 16.6.1 of the Amended and Restated Loan and Security Agreement dated as of April 30, 2004 (as amended or otherwise modified from time to time, the “Loan Agreement”) among Material Sciences Corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Loan Agreement.

                     (the “Assignor”) hereby sells and assigns, without recourse, to                      (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Agreement as of the date hereof equal to     % of all of the Loans, of the participation interests in the Letters of Credit and of the Commitments, such sale, purchase, assignment and assumption to be effective as of                     ,     , or such later date on which the Company and the Administrative Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Percentages for purposes of the Loan Agreement will be as set forth opposite their names on the signature pages hereof.

The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

The Assignee represents and warrants to the Company and the Administrative Agent that, as of the date hereof, the Company will not be obligated to pay any greater amount under Section 7.6 or 8 of the Loan Agreement than the Company is obligated to pay to the Assignor under such Section. [The Assignee has delivered, or is delivering concurrently herewith, to the Company and the Administrative Agent the forms required by Section 7.6 of the Loan Agreement.] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR A STATE THEREOF.] The [Assignee/Assignor] [Company] shall pay the fee payable to the Administrative Agent pursuant to Section 16.6.1.

The Assignee hereby confirms that it has received a copy of the Loan Agreement. Except as otherwise provided in the Loan Agreement, effective as of the Effective Date:

(a)	the Assignee (i) shall be deemed automatically to have become a party to the Loan Agreement and to have all the rights and obligations of a “Lender” under the Loan Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Loan Agreement as if it were an original signatory thereto; and

(b)	the Assignor shall be released from its obligations under the Loan Agreement to the extent specified in the second paragraph hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)	Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois.

Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = %	[ASSIGNEE]

By:
Title:

Adjusted Percentage = %	[ASSIGNOR]

By:
Title:
ACKNOWLEDGED AND CONSENTED TO this day of ,

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

ACKNOWLEDGED AND CONSENTED TO this day of ,

MATERIAL SCIENCES CORPORATION

By:
Title:

EXHIBIT E

FORM OF NOTICE OF BORROWING

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Loan and Security Agreement dated as of April 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Material Sciences Corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Loan Agreement, of a request hereby for a borrowing as follows:

(i) The requested borrowing date for the proposed borrowing (which is a Business Day) is                     ,     .

(ii) The aggregate amount of the proposed borrowing is $            .

(iii) The type of Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv) The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is                      months (which shall be 1, 2, 3 or 6 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Loan Agreement; and (ii) each of the representations and warranties contained in the Loan Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Loan Agreement.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on             ,     .

MATERIAL SCIENCES CORPORATION

By:
Title:

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Loan and Security Agreement dated as of April 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Material Sciences Corporation (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Loan Agreement, of its request to:

(a) on [ date ] convert $[            ]of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the [            ] Rate, into a(n) [            ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [            ] month(s)];

[(b) on [    date    ] continue $[            ]of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [            ] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 13.2 of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on                     ,             .

MATERIAL SCIENCES CORPORATION

By:
Title: